Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Bioceres Crop Solutions Corp. of our report dated October 30, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bioceres Crop Solutions Corp's Annual Report on Form 20-F for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse & Co. S.R.L.
/s/ Guillermo Miguel Bosio (Partner)
Rosario, Argentina
January 10, 2025